Exhibit 99.1

Company Contact: Michael Anthofer EVP and CFO 408-321-6711 Moriah Shilton Investor Relations 408-321-6713 Judy Erkanat Media Relations 408-321-6751

SAMSUNG RENEWS TESSERA LICENSE

SAN JOSE, Calif. – Nov. 16, 2011 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company”) announced today that Samsung Electronics Co., Ltd. exercised the renewal option in its Jan. 1, 2005 license agreement with Tessera, Inc. to extend the term of that license to May 17, 2017.

“We are delighted to have Samsung, a worldwide leader in memory technology, elect to renew its license agreement with Tessera, Inc.,” said Richard Chernicoff, president of the Intellectual Property and Micro-electronics Division of Tessera, Inc. “Samsung's intellectual property team is among the most sophisticated in the world, and we greatly value their decision to renew our license.”

“We are very pleased that Samsung elected to renew its Tessera, Inc. license agreement, extending the long-term commercial relationship between our two companies,” stated Robert A. Young, chief executive officer of Tessera Technologies, Inc. “We look forward to expanding our business relationships with them.”

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with regard to the business relationship between Tessera Technologies, Inc. (the Company) and Samsung, including any future revenue from Samsung. Material factors that may cause results to differ from the statements made include changes to the plans or operations relating to its businesses and groups, market or industry conditions; the future expiration of license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; delays, setbacks or losses relating to our intellectual property or intellectual property litigation, or any invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt technologies covered by our patents; and the future expiration of our patents. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Form 10-Q for the period ended September 30, 2011 include more information about factors that could affect our financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc, through its subsidiaries, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. The Company is headquartered in San Jose, California. More than 65% of the Company’s employees are dedicated technologists or inventors. The Company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. The Company’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The Company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.